LETTER AGREEMENT

AMG GW&K Core Bond Fund

Fund Management Agreement

July 1, 2015

AMG Funds LLC

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Fund Management Agreement between AMG Funds LLC

and AMG Funds I, dated as of August 1, 2000

Ladies and Gentlemen:

Pursuant to Section 11 of the Fund Management Agreement between AMG Funds LLC (formerly Managers Investment Group LLC, which was formerly The Managers Funds LLC) (the “Adviser”) and AMG Funds I (formerly Managers Trust I) (the “Trust”), dated August 1, 2000, and as amended from time to time (the “Fund Management Agreement”), the Trust hereby notifies you that Appendix B to the Fund Management Agreement is amended to reflect the lower management fee (the “New Management Fee”) that has been agreed to by the Adviser and the Trust with respect to the AMG GW&K Core Bond Fund (formerly AMG Managers Total Return Bond Fund, which was formerly Managers PIMCO Bond Fund, which was formerly Managers Fremont Bond Fund) (the “Fund”). Attached as Schedule A is an amendment to Appendix B to the Fund Management Agreement setting forth the annual fee that the Trust will pay the Adviser on behalf of the Fund pursuant to Section 6 of the Fund Management Agreement. Schedule A supplements and supersedes any information to the contrary relating to the Fund contained in Appendix B to the Fund Management Agreement.

Please acknowledge your agreement to the New Management Fee as set forth on Schedule A by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds I

By:	/s/ Donald S. Rumery
Name:	Donald S. Rumery
Title:	Treasurer, Chief Financial Officer,
and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Funds LLC

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Chief Operating Officer
Date: July 1, 2015

Schedule A

AMENDMENT TO APPENDIX B

Name of Series	Annual Percentage Rate of Management Fee
AMG GW&K CORE BOND FUND	0.30%